Exhibit 8.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 768 6700 F +1 212 768 6800 大成 Salans FMC SNR Denton McKenna Long dentons.com

August 16, 2021

Big Cypress Acquisition Corp.

300 W. 41st Street, Suite 202

Miami Beach, FL 33140

Re:	Registration Statement on Form S-4

Ladies and Gentlemen,

We have acted as counsel to Big Cypress Acquisition Corp. (“Parent”) in connection with the Agreement and Plan of Merger (the “Agreement”) by and among Parent, Big Cypress Merger Sub Inc. (“Merger Sub”), SAb Biotherapeutics, Inc. (the “Company”) and Shareholder Representative Services, LLC (the “Stockholders’ Representative”). We are furnishing this letter to you at the request of Parent in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”), relating to the registration by Parent of its common stock to be issued in connection with the Merger, filed by Parent with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations of the SEC promulgated thereunder (the “Rules”). Capitalized terms not defined herein shall have the meanings given to them in the Registration Statement.

In connection with rendering this opinion, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In addition, we have examined originals or copies authenticated to our satisfaction of such agreements, other documents, records, certificates of officials and other representatives of Parent and other documents as we have deemed relevant or necessary in connection with our opinions set forth herein. We have relied, without independent verification, on certificates of officials and other representatives of Parent and, as to questions of fact material to such opinions, upon representations of Parent, certificates of officials and other representatives of Parent and factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter. We have not independently verified the accuracy of the factual matters set forth in the written statements or certificates upon which we have relied.

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 768 6700 F +1 212 768 6800 大成 Salans FMC SNR Denton McKenna Long dentons.com

We have assumed (i) the genuineness and authenticity of all documents submitted to us as originals or as copies thereof and all signatures thereon, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation and the necessary licensing and qualification in all jurisdictions of all parties to all documents, (iii) the enforceability (as limited by bankruptcy and other insolvency laws) and, with respect thereto and to any other matter herein to which relevant, any necessary entity power and authority, authorization, execution, authentication, payment and delivery of, under and with respect to all documents to which this opinion letter relates, (iv) as to factual matters, the accuracy of each of the representations, warranties and agreements contained in any document, (v) the compliance and the performance by the parties thereto with the undertakings and agreements in the Agreement and other documents, and (vi) there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. Each assumption herein is made and relied upon with your permission and without independent investigation.

Based solely upon and subject to the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, having due regard for such legal considerations as we deem relevant, the statements made in the Registration Statement, as of its date and at the date hereof, in each case under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such statements purport to summarize federal laws of the United States or legal conclusions with respect thereto, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to such matters.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America.

This opinion letter is rendered on the date hereof, and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

We hereby consent to use of this opinion as an exhibit to the Registration Statement, to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules. This opinion letter is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this opinion letter.

Sincerely yours,

/s/ Dentons US LLP

Dentons US LLP